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                                                                      EXHIBIT 99

               [Letterhead of Georgia Bank Financial Corporation]


                                October 8, 1997

                             FOR IMMEDIATE RELEASE


    Robert W. Pollard, Jr., Chairman of Georgia Bank Financial Corporation, today announced the unanimous election by the Board of Directors of R. Daniel Blanton as President and Chief Executive Officer of Georgia Bank Financial Corporation and its banking subsidiary, Georgia Bank & Trust Company of Augusta.

    The Chairman of the Bank, E. G. Meybohm, stated "The Board of Directors is pleased to acknowledge and recognize the contribution of Mr. Blanton to the Bank's growth and success. Mr. Blanton has been a major contributor since the opening of the Bank eight years ago. His previous position of Executive Vice President and Chief Operating Officer and over 25 years of banking experience have uniquely prepared him to lead our organization."

    Messrs. Pollard and Meybohm also announced the election of Ronald L. Thigpen as Executive Vice President and Chief Operating Officer of the Holding Company and the Bank. Mr. Thigpen had previously served as Group Vice President and Chief Financial Officer. Mr. Thigpen has been a member of the senior management team since the acquisition of First Columbia Bank in 1992.

    "We are delighted to recognize these individuals who have been instrumental in our progress. Both individuals are native Augustans whose long-term banking experience in this market is important to our knowledge of the community and ultimately our success," stated Mr. Pollard.

    Georgia Bank & Trust Company of Augusta, with assets of $240 million, operates seven offices in the Metro Augusta market and is the only locally owned and operated bank in Richmond and Columbia County.